Exhibit (c)(2)
Petroleum Development Corporation June 11, 2011 in its Capacity as Managing General Partner of PDC 2003-A LP PDC 2003-A Discussion Materials for the Special Transaction Committee of the Board of Directors Confidential w w w . H L . c o m U . S . 8 0 0 . 7 8 8 . 5 3 0 0 E u r o p e + 4 4 . 2 0 . 7 8 3 9 . 3 3 5 5 H o n g K o n g + 8 5 2 . 3 5 5 1 . 2 3 0 0 J a p a n + 8 1 . 3 . 4 5 7 7 . 6 0 0 0 Los Angeles • New York • Chicago • San Francisco • Minneapolis • Washington, D.C. • Dallas • Atlanta • London • Paris • Frankfurt • Hong Kong • Tokyo • Beijing

Petroleum Development Table of Contents Corporation Tab Transaction Background 1 Financial Analysis 2 Appendix Disclaimer

Transaction Background

Transaction Summary of Transaction Terms Background Relevant Parties: Petroleum Development Corporation (the “Company”) DP 2004 Merger Sub, LLC (“Merger Sub”) PDC 2003-A Limited Partnership (the “Partnership”) Form of Consideration: Cash Form of Transaction: Merger Aggregate Transaction Consideration of Proposed Transaction: $3.281 million in cash Per LP interest transaction consideration of $8,125 in cash Transaction Consideration adjustment mechanism based on the five year average strip price of natural gas and crude oil (the “Adjustment Mechanism”) Financing: Cash on hand and / or the Company’s revolving credit facility Voting: Majority of the outstanding limited partnership interest other than This summary is intended only as an overview of selected terms and is not intended to cover all terms or details of the Transaction. Source: Agreement and Plan of Merger, dated as of [ ], by and among the Company, Merger Sub and the Partnership. the LP interest held by the Company

Transaction Asset Reserve Summary Background Reserve Summary Gas NGLs Oil Total (MMcf) (MBbl) (MBbl) (MMcfe) Proved Reserves: Proved reserves, January 1, 2009 1,840 — 149 2,734 Revisions of previous estimates (148) — 3 (130) Production (110) — (6) (146) Proved reserves, December 31, 2009 1,582 — 146 2,458 Revisions of previous estimates (427) 28 (37) (481) Production (83) (1) (5) (119) Proved reserves, December 31, 2010 1,072 27 104 1,858 Proved Developed Reserves, as of: December 31, 2009 1,040 — 42 1,292 December 31, 2010 812 9 35 1,076 Proved Undeveloped Reserves, as of: December 31, 2009 542 — 104 1,166 December 31, 2010 260 18 69 782 Source: December 31, 2010 Form 10-K.

Transaction Ownership Summary Background PDC Partnership Ownership Percentage Interests Percentage Non-PDC Owned LP Interests(1) 403.81 76.16% PDC Owned LP Interests 20.34 3.84% PDC GP Interest(2) 106.04 20.00% Total Interests Including GP 530.19 100.0% (1) Non-PDC Owned Interests are the only interests eligible to vote regarding the approval of the Transaction. (2) GP Interest is 20% with no voting rights. Share count represents hypothetical shares used to calculate value per interest. Source: PDC 2003-A March 31, 2011 Form 10-Q and Company management.

Financial Analysis

Financial Analysis

Financial Analysis Summary

LP Interest Valuation Reference Range[1]



$12,000
$11,000
$10,000
$9,000
$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
Price Per LP Interest
Proposed Transaction Consideration of $8,125 per LP Interest
$3,610
$3,256
$5,995
$4,282
$6,308
$4,588
$4,330
$3,711
$7,707
$5,995
$6,308
$5,734
Proved + Probable 14.5% - 17.5% Discount Rate
Proved Reserves $1.25 - $1.75 ($/Mcfe)
LTM Daily Production $8.00 - $11.00 ($/MMcfe/d)
2011E EBITDA 6.00x - 7.00x
Proved Reserves $1.75 - $2.25 ($/Mcfe)
LTM Daily Production $10.00 - $11.00 ($/MMcfe/d)
DCF Analysis (2)
Selected Transactions Analysis (3)
Selected Companies Analysis (3)

(1) No particular weight was attributed to any analysis. Houlihan Lokey's analysis assumes tax rate of 0% per Company management.
(2) Figures assume risked proved reserves and production – all properties.
(3) Statistic / Representative Levels are based on un-risked figures per the Ryder Scott Reserve Report dated as of February 2, 2011.
Note: Risking for proved reserves – Proved Developed Producing (PDP): 100%, Proved Undeveloped (PUD): 75%.

HOULIHAN LOKEY | 7

Financial Analysis

Financial Analyses Summary Multiples

Summary of Selected Multiples[1]

Financial Metric	Statistic / Representative Levels[2]	Selected Multiples Low	Selected Multiples High	Implied Value Reference Range Per LP Interest[4] Low	Implied Value Reference Range Per LP Interest[4] High
Discounted Cash Flow Analysis[3]:					
Discount rate of 14.5% - 17.5%				$3,256	$3,610
Selected Transaction Analysis:					
Enterprise Value / Proved reserves[5] ($/Mcfe)	1.8 Bcfe	$1.25	$1.75	$4,282	$5,995
Enterprise Value / LTM Daily production[6] ($/Mcfe/d)	0.3 MMcfe/d	$8.00	$11.00	$4,588	$6,308
Selected Companies Analysis:					
Enterprise Value / '11 EBITDA (Multiple)	$0.3 MM	6.00x	7.00x	$3,711	$4,330
Enterprise Value / Proved reserves[5] ($/Mcfe)	1.8 Bcfe	$1.75	$2.25	$5,995	$7,707
Enterprise Value / LTM Daily production[6] ($/Mcfe/d)	0.3 MMcfe/d	$10.00	$11.00	$5,734	$6,308

(1) No particular weight was attributed to any analysis.
(2) Statistic / Representative Levels are based on un-risked figures per the Ryder Scott Reserve Report dated as of February 2, 2011.
(3) Figures assume risked proved reserves and production – all properties.
(4) Based on 76.16% ownership of the Partnership with LP interests outstanding and not owned by PDC of 403.81 detailed on page 11.
(5) Per Company filings.
(6) Estimated production is calculated based on the trailing twelve month period using the March 31, 2011 Form 10-Q.
Note: Risking for proven reserves – PDP: 100%, PUD: 75%.
Note: Mmcfe = millions of cubic feet equivalent of gas. Mcfe = thousands of cubic feet equivalent of gas. Mcfe/d = thousands of cubic feet equivalent of gas per day.

HOULIHAN LOKEY | 8

Financial Analysis Discounted Cash Flows Analysis Cash Flow Analysis1 (dollars in millions, except per unit values) Historical Cash Flows Projected FYE Cash Flows2 2006A 2007A 2008A 2009A 2010A 7Mo. ‘11E 2012E 2013E 2014E 2015E Revenue $ 1.7 $ 1.1 $ 1.2 $ 0.7 $ 0.7 $ 0.4 $ 0.7 $ 0.7 $ 1.0 $ 1.2 Revenue Growth % -32.5% 8.7% -46.0% 6.4% -6.7% -3.3% 55.4% 17.3% Effect of Hedges2 $ 0.1 ($ 0.1) $ 0.5 ($ 0.2) $ 0.3 $ 0.0 $ 0.1 $ 0.1 $ 0.0 $ 0.0 Production Costs (0.3) (0.4) (0.5) (0.3) (0.3) (0.1) (0.2) (0.2) (0.2) (0.2) General & Administrative Costs (0.1) (0.1) (0.0) (0.1) (0.6) (0.1) (0.2) (0.2) (0.2) (0.2) Accretion of Asset Retirement Obligations (0.0) (0.0) (0.0) (0.0) (0.0) (0.0) (0.0) (0.0) (0.0) (0.0) Add: Unrealized loss (gain) on derivative transactions (0.1) 0.1 (0.5) 0.6 (0.2) EBITDA $ 1.3 $ 0.7 $ 0.7 $ 0.7 ($ 0.1) $ 0.2 $ 0.3 $ 0.3 $ 0.6 $ 0.8 EBITDA Margin % 78.7% 59.8% 61.1% 106.0% -20.1% 44.4% 48.0% 46.7% 58.5% 63.6% Depreciation and Amortization (0.6) (0.5) (0.5) (0.7) (0.4) (0.2) (0.2) (0.1) (0.2) (0.3) EBIT $ 0.7 $ 0.2 $ 0.3 $ 0.0 ($ 0.5) $ 0.0 $ 0.2 $ 0.2 $ 0.4 $ 0.5 Taxes3 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 Unlevered Earnings $ 0.7 $ 0.2 $ 0.3 $ 0.0 ($ 0.5) $ 0.0 $ 0.2 $ 0.2 $ 0.4 $ 0.5 Depreciation and Amortization 0.6 0.5 0.5 0.7 0.4 0.2 0.2 0.1 0.2 0.3 Change in Working Capital 0.1 0.1 0.0 (0.0) (0.0) (0.0) (0.0) (0.0) (0.0) (0.0) Capital Expenditures 0.0 0.0 (0.0) (0.0) (0.0) 0.0 0.0 (0.2) (0.4) (0.7) Unlevered Free Cash Flows $ 1.4 $ 0.8 $ 0.7 $ 0.6 ($ 0.2) $ 0.2 $ 0.3 $ 0.2 $ 0.2 $ 0.1 Change in Working Capital (0.1) (0.1) (0.0) 0.0 0.0 0.0 0.0 0.0 0.0 0.0 Distributable Cash Flow $ 1.3 $ 0.7 $ 0.7 $ 0.7 ($ 0.1) $ 0.2 $ 0.3 $ 0.2 $ 0.2 $ 0.1 Distributions to LP Units 1.2 0.6 0.8 0.7 0.4 0.5 0.5 0.5 0.5 0.5 Distributions to GP 0.3 0.1 0.2 0.2 0.1 (0.3) (0.2) (0.3) (0.3) (0.4) Total Distributed Cash Flow $ 1.5 $ 0.7 $ 1.0 $ 0.9 $ 0.4 $ 0.2 $ 0.3 $ 0.2 $ 0.2 $ 0.1 Coverage Ratio 0.9x 0.9x 0.7x 0.8x -0.3x 1.0x 1.0x 1.0x 1.0x 1.0x Payout Ratio 116.7% 112.4% 138.6% 132.0% NMF 100.0% 100.0% 100.0% 100.0% 100.0% Present Value of Present Value of Implied Implied Distributable Distributable Total Value Per Cash Flows Cash Flows Enterprise LP Discount Rate 2011E — 2015E 2016E — REM Value Interest(4) 13.5% $0.8 $1.2 $2.0 $3,740 14.5% $0.8 $1.1 $1.9 $3,610 16.0% $0.8 + $1.0 = $1.8 $3,427 17.5% $0.8 $1.0 $1.7 $3,256 (1) Assumes Transaction is consummated on June 1, 2011; Mid-year convention applied. Refer to WACC calculation in the Appendix for derivation of discount rate. (2) For hedging summary see Appendix. (3) Represents a 0.0% tax-rate per management. (4) Based on December 31, 2010 outstanding LP interests and GP interest hypothetically converted to LP interests according to the effective GP interest, per public filings. See page 11 for calculation.

Financial Analysis

Selected Transactions Analysis Summary[1]

Summary of Selected Multiples

Financial Metric	Statistic / Representative Levels[2]	Selected Multiples		Implied Value Reference Range Per LP Interest[3]	
		Low	High	Low	High
Selected Transaction Analysis:					
Enterprise Value / Proved reserves[4] ($/Mcfe)	1.8 Bcfe	$1.25	$1.75	$4,282	$5,995
Enterprise Value / LTM Daily production[5] ($/Mcfe/d)	0.3 MMcfe/d	$8.00	$11.00	$4,588	$6,308

(1) No particular weight was attributed to any analysis.
(2) Statistic / Representative Level are based on un-risked figures per the Ryder Scott Reserve Report dated as of February 2, 2011.
(3) Based on 76.16% ownership of the Partnership with LP interests outstanding and not owned by PDC of 403.81 detailed on page 11.
(4) Per Company filings.
(5) Estimated production is calculated based on the trailing twelve month period using the March 31, 2011 Form 10-Q.
Note: Risking for proven reserves – PDP: 100%, PUD: 75%.
Note: Mmcfe = millions of cubic feet equivalent of gas. Mcfe = thousands of cubic feet equivalent of gas. Mcfe/d = thousands of cubic feet equivalent of gas per day

HOULIHAN LOKEY | 10

Financial Analysis Selected Transactions Analysis(1) Transaction Value(2) / Transaction Proved (3) Dly. Prod. (4) Announced Buyer Seller Value (2) ($/Mcfe) ($/MMcfe/d) 5/25/2011 Synergy Resources Corp Petroleum Exploration and Management LLC $ 19 $ 1.19 9/23/2010 NorthWestern Corporation Undisclosed private company $ 11 $ 1.50 $ 8.36 9/15/2010 Denbury Resources Incorporated Undisclosed $ 115 $ 0.08 7/21/2010 Double Eagle Petroleum Company SM Energy Company $ 8 $ 0.87 6/29/2010 Enerplus Resources Fund Undisclosed $ 108 $ 10.00 5/13/2010 China Investment Corporation Ltd Penn West Energy Trust $ 592 $ 4.16 $ 13.45 5/13/2010 Gulfport Energy Corporation Undisclosed private company $ 8 $ 1.44 $ 28.70 3/18/2010 Opon International LLC Delta Petroleum Corporation(5) $ 400 $ 1.33 $ 9.73 1/5/2010 Noble Energy Incorporated Suncor Energy Incorporated $ 494 $ 1.22 $ 6.38 11/9/2009 Rise Energy Ltd Teton Energy Corporation $ 19 $ 0.71 $ 2.94 8/10/2009 Williams Companies Inc Orion Energy Partners $ 258 $ 0.65 $ 4.03 4/23/2009 Puckett Land Company Teton Energy Corporation $ 10 $ 2.51 4/2/2009 Noble Energy Incorporated Teton Energy Corporation $ 4 $ 1.33 3/3/2009 Undisclosed Berry Petroleum Company $ 154 $ 1.11 $ 7.78 2/23/2009 Longview Fund LP South Texas Oil Company $ 10 $ 3.20 $ 38.58 10/10/2008 SandRidge Energy Inc Tom L Ward $ 60 $ 1.40 9/25/2008 Occidental Petroleum Corporation Plains Exploration & Production Co $ 1,250 $ 2.26 $ 16.07 12/31/2007 Tracinda Corp Delta Petroleum Corporation $ 585 $ 1.59 $ 10.25 12/17/2007 Occidental Petroleum Corporation Plains Exploration & Production Co $ 1,550 $ 2.81 $ 19.14 9/26/2007 Teton Energy Corporation Delta Petroleum Corporation $ 38 $ 5.00 9/26/2007 Delta Petroleum Corporation Teton Energy Corporation $ 38 $ 15.20 5/14/2007 Newfield Exploration Company Stone Energy Corporation $ 578 $ 2.63 $ 13.14 4/18/2007 Plains Exploration & Production Co Laramie Energy LLC $ 945 $ 2.13 $ 22.69 1/7/2007 Forest Oil Corporation The Houston Exploration Company $ 1,827 $ 2.42 $ 7.84 12/31/2006 Quantum Resources Management LLC Pioneer Natural Resources Company $ 5 $ 1.48 $ 8.71 12/12/2006 Petroleum Development Corporation EXCO Resources Incorporated $ 133 $ 3.64 10/20/2006 Petroleum Development Corporation Unioil $ 17 $ 3.40 $ 23.13 8/9/2006 Black Hills Corporation Undisclosed $ 24 $ 1.04 $ 17.11 7/20/2006 Marathon Oil Corporation Petroleum Development Corporation $ 354 $ 1.97 6/12/2006 JANA Partners LLC The Houston Exploration Company $ 1,890 $ 2.70 $ 8.98 5/10/2006 Individual Investor SandRidge Energy Inc $ 572 $ 1.85 $ 19.05 3/9/2006 Black Hills Corporation Koch Exploration Company; Koch Industries Inc $ 51 $ 1.27 $ 26.50 2/22/2006 Citation Oil & Gas Corporation Meritage Energy Partners LLC $ 62 $ 1.28 $ 8.20 2/9/2006 Noble Energy Incorporated United States Exploration Inc $ 411 $ 1.22 $ 15.12 1/27/2006 Berry Petroleum Company Undisclosed private company $ 159 $ 3.19 $ 83.00 11/16/2005 Texas American Resources Company Undisclosed $ 70 $ 1.24 $ 11.67 10/31/2005 Hilcorp Energy Company; Undisclosed Kerr-McGee Corporation $ 243 $ 1.49 $ 8.05 High $ 1,890 $ 4.16 $ 83.00 Mean $ 353 $ 1.82 $ 14.83 Median $ 115 $ 1.48 $ 10.13 Low $ 4 $ 0.08 $ 1.33 High $70 $3.40 $38.58 Mean $27 $1.54 $14.14 Median $19 $1.28 $10.19 Low $4 $0.71 $1.33 Multiples Summary for Transactions Under $100 million(6) (1) No transaction used in this analysis for comparative purposes is identical to the Transaction. (2) Transaction Value refers to implied enterprise value of target company or target assets, based on the announced transaction equity price and other public information available at the time of the announcement. (Dollars in millions) (3) Based on proved reserves announced in transaction filing. (4) Based on production announced in transaction filing (5) Assumes $50 million warrant value and Herold’s valuation of $298 million fo r the 2P reserves. (6) Highlighted Transaction are under $100 million in transaction value. Source: John S. Herold.

Financial Analysis Selected Companies Analysis Summary Summary of Selected Multiples 1 Statistic / Selected Implied Value Reference Representative Multiples Range Per LP Interest(3) Financial Metric Levels(2) Low High Low High Selected Companies Analysis: Enterprise Value / ‘11 EBITDA (Multiple) $0.3 MM 6.00x 7.00x $ 3,711 $ 4,330 Enterprise Value / Proved reserves(4)($/Mcfe) 1.8 Bcfe $ 1.75 $ 2.25 $ 5,995 $ 7,707 Enterprise Value / LTM Daily production(5)($/Mcfe/d) 0.3 MMcfe/d $ 10.00 $ 11.00 $ 5,734 $ 6,308 (1) No particular weight was attributed to any analysis. (2) Statistic / Representative Level are based on un-risked figures per the Ryder Scott Reserve Report dated as of February 2, 2011. (3) Based on 76.16% ownership of the Partnership with LP interests outstanding and not owned by PDC of 403.81 detailed on page 11. (4) Per Company filings. (5) Estimated production is calculated based on the trailing twelve month period using the March 31, 2011 Form 10-Q. Note: Risking for proven reserves – PDP: 100%, PUD: 75%. Note: Mmcfe = millions of cubic feet equivalent of gas. Mcfe = thousands of cubic feet equivalent of gas. Mcfe/d = thousands of cubic feet equivalent of gas per day

Financial Analysis

Selected Companies Analysis[1,2]

Selected Comparable Multiples

Companies	Stock Price[6]	% 52 wk high[6]	Dividend Yield[7]	Equity value[6,8]	Enterprise value[3]	Reserves[4] (Bcfe)	% Gas[4]	% PUD[4]	R/P[4]	Enterprise Value[3]/ EBITDA[5] '11E[9]	Enterprise Value[3]/ Reserves[4] ($/Mcfe)	Enterprise Value[3]/ Dly. Prod.[4] ($/Mmcfe/d)
Cabot Oil & Gas Corporation	$55.91	93%	0.2%	5,906	6,937	2,701	98%	36%	20.7	10.4x	$2.57	$19.38
Berry Petroleum Co.	47.15	88%	0.6%	2,516	3,674	1,627	39%	51%	22.7	6.7x	2.26	18.74
Bill Barrett Corp.	42.19	93%	0.0%	2,019	2,385	1,118	93%	52%	11.6	5.0x	2.13	9.02
Warren Resources Inc.	3.64	59%	0.0%	260	325	130	53%	27%	12.4	7.6x	2.50	11.33
Gasco Energy Inc.	0.33	52%	0.0%	42	69	43	93%	0%	9.8	NA	1.63	5.80
Double Eagle Petroleum Co.	7.18	60%	0.0%	80	150	115	98%	35%	12.5	NA	1.30	5.94
Petroleum Development Corporation	$33.39	67%	0.0%	785	1,067	861	76%	65%	22.9	6.3x	$1.24	$10.36
Low		**52%**	**0.0%**	**$42**	**$69**	**43**	**39%**	**0%**	**9.8**	**5.0x**	**$1.24**	**$5.80**
High		**93%**	**0.6%**	**$5,906**	**$6,937**	**2,701**	**98%**	**65%**	**22.9**	**10.4x**	**$2.57**	**$19.38**
Median		**67%**	**0.0%**	**$785**	**$1,067**	**861**	**93%**	**36%**	**12.5**	**6.7x**	**$2.13**	**$10.36**
Mean		**73%**	**0.1%**	**$1,658**	**$2,086**	**942**	**79%**	**38%**	**16.1**	**7.2x**	**$1.95**	**$11.51**

(1) No company used in this analysis for comparative purposes is identical to the Partnership.
(2) Although Delta Petroleum has similar assets to the Partnership, they were excluded due to its lack of comparable financial situation.
(3) Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interest – cash and cash equivalents.
(4) Reserves refers to proved reserves from the most recently published 10-K. Daily production based on latest reported average annual production as reported in the 10-Q.
(5) EBITDA refers to Earnings Before Interest, Taxes, Depreciation & Amortization.
(6) Based on closing prices as of June 7, 2011.
(7) Equals the most recent distribution annualized and divided by the current stock price.
(8) Based on fully diluted shares.
(9) Multiples based on forward looking financial information may have been calendarized.
NA: refers to not available
Sources: Capital IQ, public filings, and Bloomberg.

HOULIHAN LOKEY | 13

Appendix

Appendix Weighted Average Cost of Capital Calculation (dollars in millions) Equity Debt to Debt Preferred Market Value Preferred Equity Market Total Equity Market to Total Stock to Total to Total Debt 1 Stock2 Value 3 Capitalization 4 Value Capitalization Capitalization Capitalization Berry Petroleum Co. $ 1,158.1 $ 0.0 $ 2,515.7 # $ 3,673.8 # 46.0% 31.5% 0.0% 68.5% Bill Barrett Corp. 406.2 0.0 2,019.5 # 2,425.7 # 20.1% 16.7% 0.0% 83.3% Gasco Energy Inc. 28.1 0.2 41.9 # 70.2 # 67.2% 40.1% 0.3% 59.7% Warren Resources Inc. 73.8 0.1 260.0 # 333.9 # 28.4% 22.1% 0.0% 77.8% Cabot Oil & Gas Corporation 1,055.0 0.0 5,906.5 # 6,961.5 # 17.9% 15.2% 0.0% 84.8% Double Eagle Petroleum Co. 32.4 40.3 80.3 # 153.0 # 40.3% 21.2% 26.3% 52.5% Petroleum Development Corporation 296.7 0.0 784.6 # 1,081.3 # 37.8% 27.4% 0.0% 72.6% Breitburn Energy Partners L.P. 413.2 0.0 1,151.9 # 1,565.1 # 35.9% 26.4% 0.0% 73.6% EV Energy Partners LP 480.0 0.0 1,777.6 # 2,257.7 # 27.0% 21.3% 0.0% 78.7% Constellation Energy Partners LLC 157.5 6.7 62.1 # 226.3 # 253.7% 69.6% 2.9% 27.4% Median $ 351.5 $ 0.0 $ 968.2 $ 1,323.2 36.8% 24.3% 0.0% 73.1% Mean $ 410.1 $ 4.7 $ 1,460.0 $ 1,874.8 57.4% 29.2% 3.0% 67.9% Cost of Levered Unlevered Equity Risk Size Cost of Cost of Preferred Beta 5 Beta6 Premium 7 Premium 8 Equity9 Debt10 Stock11 WACC12 Berry Petroleum Co. 2.03 1.39 5.25% 1.20% 15.8% 7.6% 0.0% 13.2% Bill Barrett Corp. 1.50 1.25 5.25% 1.81% 13.6% 11.3% 0.0% 13.2% Gasco Energy Inc. 1.28 0.76 5.25% 6.36% 17.0% 4.8% 0.0% 12.1% Warren Resources Inc. 2.05 1.60 5.25% 2.94% 17.6% 3.5% 8.0% 14.5% Cabot Oil & Gas Corporation 1.34 1.13 5.25% 1.01% 12.0% 6.2% 0.0% 11.1% Double Eagle Petroleum Co. 1.75 1.25 5.25% 6.36% 19.5% 2.9% 9.3% 13.3% Petroleum Development Corporation 1.84 1.34 5.25% 1.88% 15.5% 12.0% 0.0% 14.5% Breitburn Energy Partners L.P. 1.02 0.75 5.25% 1.88% 11.2% 6.9% 0.0% 10.0% EV Energy Partners LP 1.50 1.18 5.25% 1.81% 13.6% 6.2% 0.0% 12.0% Constellation Energy Partners LLC 1.60 0.45 5.25% 6.36% 18.7% 4.9% 0.0% 8.5% Median 1.55 1.21 15.6% 6.2% 0.0% 12.6% Mean 1.59 1.11 15.4% 6.6% 1.7% 12.3% 1. Debt amount based on most recent public filing as of 06/07/2011. 2. Preferred stock amount as stated in most recent public filing as of 06/07/2011. 3. Equity market value based on closing price on 06/07/2011 and on reported fully-diluted shares as of 06/07/2011. 4. Total capitalization equal to equity market value + debt outstanding + preferred stock. 5. Based on actual beta per Bloomberg; 5 year weekly as of 06/07/2011. 6. Unlevered Beta = Levered Beta / (1 + ((1 – Tax Rate) * (Debt / Equity Market Value)) + (Preferred Stock / Equity Market Value)). 7. Based on review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials. 8. Morningstar, 2011 Ibbotson Stocks, Bonds, Bills, and Inflation Valuation Yearbook, pages 88, 90 and 196. 9. Cost of Equity = Risk Free Rate of Return + (Levered Beta * Equity Risk Premium) + Size Premium. Risk Free Rate of Return as of as of 06/07/2011, based on 20-year U.S. Treasury Bond Yield. 10. Based on selected company weighted average interest rate per most recent public filings. 11. Based on selected company weighted average preferred dividend per most recent public filings. 12. Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1 – Tax Rate) * Debt to Total Capitalization) + (Cost of Equity * Equity Market Value to Total Capitalization) + (Cost of Preferred * Preferred Stock to Total Capitalization). See next page for tax rate assumption.

Appendix Weighted Average Cost of Capital Summary Summary Market Assumptions Capital Structure Assumptions Cost of Equity for Computed WACC Risk Free Rate of Return1 3.94% Debt to Equity Market Value5 32.0% Selected Unlevered Beta6 1.21 Equity Risk Premium2 5.25% Debt to Total Capitalization5 24.3% Computed Levered Beta7 1.60 Size Premium3 6.36% Preferred Stock to Total Capitalization5 0.0% Cost of Equity8 18.7% Tax Rate4 0.00% Equity Market Value to Total Capitalization5 75.7% Cost of Debt5 6.2% Cost of Preferred Stock5 0.0% Computed Weighted Average Cost of Capital9 15.7% Company Specific Decile Beta 1.41 Weighted Average Cost of Capital based on PETD Observed Beta10 14.5% Weighted Average Cost of Capital basd on PETD Observed Beta and Partnership Size Premium11 17.8% Market Assumptions Capital Structure Assumptions Assuming No Debt Cost of Equity for Computed WACC Risk Free Rate of Return1 3.94% Debt to Equity Market Value 0.0% Selected Unlevered Beta6 1.21 Equity Risk Premium2 5.25% Debt to Total Capitalization 0.0% Computed Levered Beta7 1.21 Size Premium3 6.36% Preferred Stock to Total Capitalization 0.0% Cost of Equity8 16.7% Tax Rate4 0.00% Equity Market Value to Total Capitalization 100.0% Cost of Debt 0.0% Cost of Preferred Stock 0.0% Computed Weighted Average Cost of Capital 16.7% Check Selected Company Decile with MM and Trans Approaches Selected Weighted Average Cost of Capital Range 14.5% — - 17.5% 1. Risk Free Rate of Return as of 06/07/2011, based on 20-year U.S. Treasury Bond Yield. 2. Based on a review of studies measuring the historical returns between stocks and bonds, theoretical models such as supply side and demand side models and other materials. 3. Morningstar, 2011 Ibbotson Stocks, Bonds, Bills, and Inflation Valuation Yearbook, pages 88, 90 and 196. 4. As per Petroleum Development Corporation management. 5. Based on review of corresponding metrics of selected companies listed on previous page. 6. Based on review of selected companies’ unlevered betas listed on previous page. 7. Computed Levered Beta = Selected Unlevered Beta * (1 + ((Debt / Equity Market Value) * (1 – Tax Rate)) + (Preferred Stock / Equity Market Value)). Based on Market and Capital Structure Assumptions. 8. Cost of Equity = Risk Free Rate of Return + (Computed Levered Beta * Equity Risk Premium) + Size Premium. Based on Market Assumptions. 9. Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1 – Tax Rate) * Debt to Total Capitalization) + (Cost of Equity * Equity Market Value to Total Capitalization) + (Cost of Preferred Stock * Preferred Stock to Total Capitalization Based on “Cost of Equity for Computed WACC” and Market and Capital Structure Assumptions. 10. Represents the Company’s actual cost of capital based on actual observed Beta, cost of debt, size risk premium and capital structure. 11. Represents the Company’s cost of capital based on actual observed Beta, cost of debt, and capital structure, assuming the same size risk premium as the Partnership. Sources: Bloomberg, CapIQ and Company Management 16

Appendix Hedge Summary Summary of Hedges with Current Strip Pricing as of 06/07/2011 2011 2012 2013 NYMEX Strip — 06/7/2011 West Texas Intermediate ($/BBL) $ 100.59 $ 102.53 $ 101.74 Henry Hub ( $/MMBTU) $ 5.00 $ 5.21 $ 5.42 CIG Strip — 06/7/2011 West Texas Intermediate ($/BBL) $ 92.03 $ 93.96 $ 93.17 Henry Hub ( $/MMBTU) $ 3.99 $ 4.21 $ 4.16 Collars Natural Gas CIG: Quantity (MMBtu) Ceiling ( $/MMBtu) Floor ($/MMBtu) Cash Flow NYMEX: Quantity (MMBtu) 3.6 Ceiling ( $/MMBtu) $ 8.27 Floor ($/MMBtu) $ 6.00 Cash Flow $3 2011 2012 2013 $ 100.59 $ 102.53 $ 101.74 $ 5.00 $ 5.21 $ 5.42 $ 92.03 $ 93.96 $ 93.17 $ 3.99 $ 4.21 $ 4.16 Fixed-Price Swaps Natural Gas NYMEX: Quantity (MMBtu) 48.5 57.0 56.4 Weighted Average Price ($/MMBtu) $ 6.78 $ 6.98 $ 7.12 Expected Cash Flow $ 87 $ 101 $ 96 Oil NYMEX: Quantity (MMbls) 1.4 Weighted Average Price ($/Bbl) $ 70.75 Expected Cash Flow ($ 42) CIG Basis Protection Swaps Natural Gas Quantity ($/MMBtu) 48.5 60.6 56.4 Weighted Average Price ( $ 1.88) ( $ 1.88) ( $ 1.88) Expected Cash Flow ( $ 42.3) ( $ 52.9) ( $ 35.1) Total Cash Flow $3 $ 51 $ 61

Appendix Hedge Summary (continued) March 31, 2011 10Q Hedging Table Collars Fixed-Price Swaps CIG Basis Protection Swaps Weighted Average Contract Price Quantity Quantity (Gas-Mmbtu Weighted Quantity Weighted Fair Value at Commodity/Index (Gas-Mmbtu) Floors Ceilings Oil-Bbls) Average (Gas-Mmbtu) Average March 31, 2011 Natural Gas NYMEX 04/01 — 06/30/2011 — $ — $ — 16,354 78 $ 6. 16,354 88) $ (1. $ 15,867 07/01 — 12/31/2011 — - — 16,224 6.73 16,224 (1.88) $ 11,896 10/01 — 12/31/2011 — - — 15,890 6.78 15,890 (1.88) $ 8,618 01/01 — 03/31/2012 1,177 6.00 8.27 14,263 6.98 15,439 (1.88) $ 4,895 04/01 — 12-31/2012 2,449 6.00 8.27 42,716 6.98 45,164 (1.88) $ 21,898 2013 — - — 56,436 7.12 56,436 (1.88) $ 16,043 Total Natural Gas 3,626 161,883 165,507 $ 79,217 Oil Nymex 2Q 2011 — - — 456 70.75 — - $ (16,152) 3Q 2011 — - — 465 70.75 — - $ (16,817) 4Q 2011 — - — 474 70.75 — - $ (17,127) Total Oil — 1,395 — $ (50,096) Total Natural Gas and Oil $ 29,121 Source: PDC 2003-A March 31, 2011 Form 10Q

Appendix EBITDA Build-Up Per Reserve Class EBITDA Summary 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 Remainder NYMEX Strip — 06/7/2011 West Texas Intermediate ($/BBL) $ 100.59 $ 102.53 $ 101.74 $ 100.76 $ 100.17 $ 100.17 $ 100.17 $ 100.17 $ 100.17 $ 100.17 $ 100.17 $ 100.17 $ 100.17 $ 100.17 $ 100.17 $ 100.17 Henry Hub ($/MMBTU) $ 5.00 $ 5.21 $ 5.42 $ 5.61 $ 5.87 $ 5.87 $ 5.87 $ 5.87 $ 5.87 $ 5.87 $ 5.87 $ 5.87 $ 5.87 $ 5.87 $ 5.87 $ 5.87 PDP Production Oil (MBBL) 2 4 3 3 3 3 2 2 2 2 1 1 1 1 1 2 PP (MBBL) 1 1 1 1 1 1 1 1 0 0 0 0 0 0 0 0 Gas (MMCF) 42 66 62 57 54 50 47 44 41 38 35 32 30 28 26 90 Total PDP Production (MMCFE) 61 95 87 80 75 70 65 60 55 50 45 41 37 33 31 103 100% 104 95 87 80 75 70 65 60 55 50 45 41 37 33 31 103 PDP Revenues Oil Revenue $ 228 $ 354 $ 318 $ 280 $ 255 $ 234 $ 216 $ 194 $ 174 $ 152 $ 125 $ 108 $ 87 $ 74 $ 63 $ 158 Other Revenue $ 34 $ 55 $ 49 $ 44 $ 40 $ 37 $ 34 $ 29 $ 26 $ 23 $ 19 $ 17 $ 12 $ 10 $ 9 $ 23 Gas Revenue 165 275 268 261 258 242 227 210 196 182 169 157 143 133 124 435 Total PDP Revenue $ 428 $ 685 $ 635 $ 586 $ 554 $ 513 $ 476 $ 434 $ 396 $ 358 $ 313 $ 282 $ 242 $ 217 $ 195 $ 615 PDP Expenses Ad Valorem Tax $ 14 $ 22 $ 20 $ 18 $ 17 $ 15 $ 14 $ 13 $ 12 $ 10 $ 9 $ 8 $ 7 $ 6 $ 5 $ 16 Production Tax 3 5 5 4 4 4 4 3 3 3 3 2 2 2 2 7 Operating Expense 112 188 186 180 180 179 178 172 166 158 143 136 121 114 108 383 Other Expense 3 0 4 0 0 0 4 0 4 9 10 4 13 0 5 66 G&A Expenses 105 185 186 131 113 98 117 129 138 145 150 155 158 162 167 816 PDP EBITDA $ 191 $ 285 $ 235 $ 253 $ 241 $ 217 $ 158 $ 117 $ 73 $ 33 ( $ 1) ($ 24) ( $ 58) ( $ 66) ($ 92) ($ 672) 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 Remainder PUD Production Oil (MBBL) 0 0 0 4 5 7 5 4 3 3 2 2 2 2 2 11 PP (MBBL) 0 0 0 1 1 2 1 1 1 1 1 1 1 0 0 3 Gas (MMCF) 0 0 1 14 20 25 17 14 12 10 9 8 8 7 7 42 Total PUD Production (MMCFE) 0 0 3 41 60 79 54 43 36 31 28 25 23 21 20 126 100% 0 0 3 54 80 105 72 57 48 42 37 34 31 28 26 168 PUD Revenues Oil Revenue $ 0 $ 0 $ 23 $ 334 $ 484 $ 658 $ 449 $ 352 $ 294 $ 255 $ 226 $ 203 $ 185 $ 170 $ 156 $ 999 PP Revenue $ 0 $ 0 $ 0 $ 45 $ 76 $ 98 $ 67 $ 54 $ 45 $ 40 $ 36 $ 32 $ 30 $ 27 $ 25 $ 169 Gas Revenue 0 0 4 65 94 118 82 66 56 49 44 40 37 34 31 201 Total PUD Revenue $ 0 $ 0 $ 27 $ 443 $ 654 $ 874 $ 598 $ 471 $ 395 $ 343 $ 305 $ 276 $ 252 $ 231 $ 213 $ 1,370 PUD Expenses Ad Valorem Tax $ 0 $ 0 $ 1 $ 16 $ 24 $ 32 $ 22 $ 17 $ 14 $ 12 $ 11 $ 10 $ 9 $ 8 $ 8 $ 50 Production Tax $ 0 $ 0 $ 0 $ 1 $ 1 $ 2 $ 1 $ 1 $ 1 $ 1 $ 1 $ 1 $ 0 $ 0 $ 0 $ 3 Operating Expense $ 0 $ 0 $ 0 $ 4 $ 5 $ 9 $ 9 $ 9 $ 9 $ 13 $ 21 $ 24 $ 35 $ 40 $ 44 $ 555 Other Expense $ 0 $ 0 $ 0 $ 0 $ 0 $ 0 $ 0 $ 0 $ 0 $ 0 $ 0 $ 0 $ 0 $ 0 $ 0 $ 0 G&A Expenses 0 0 5 66 90 111 98 92 90 90 92 94 99 102 106 998 PUD EBITDA $ 0 $ 0 $ 20 $ 356 $ 534 $ 721 $ 469 $ 352 $ 281 $ 227 $ 180 $ 146 $ 108 $ 80 $ 55 ($ 236) Note: Operating projections and production figures based on reserve report dated as of February 2, 2011 from Ryder Scott Company Petroleum Consultants provided by Company management. Risking for proven reserves – PDP: 100%, PUD: 75%.

Selected PDC 2003-A Projected Financial Appendix Data Projected Financial Data (dollars in millions) Projected 7 Mo. ‘11E 2012E 2013E 2014E 2015E Reported Revenue $ 0.4 $ 0.7 $ 0.7 $ 1.0 $ 1.2 Revenue Growth % -6.7% -3.3% 55.4% 17.3% Add: Commodity price risk management (loss) gain, net 0.0 0.1 0.1 0.0 0.0 Less: Natural Gas and Oil Production Costs (0.1) (0.2) (0.2) (0.2) (0.2) Less: General & Administrative Expenses (0.1) (0.2) (0.2) (0.2) (0.2) Less: Accretion of Asset Retirement Obligations (0.0) (0.0) (0.0) (0.0) (0.0) Add: Unrealized loss (gain) on derivative transactions 0.0 0.0 0.0 0.0 0.0 EBITDA $ 0.2 $ 0.3 $ 0.3 $ 0.6 $ 0.8 EBITDA Margin % 44.4% 48.0% 46.7% 58.5% 63.6% Less: Depreciation, Depletion and Amortization (0.2) (0.2) (0.1) (0.2) (0.3) EBIT $ 0.0 $ 0.2 $ 0.2 $ 0.4 $ 0.5 EBIT Margin % 4.3% 25.1% 24.3% 37.7% 40.4% Less: Interest Expense, net (0.0) (0.0) (0.0) (0.0) (0.0) Adjusted Pre-tax Income $ 0.0 $ 0.2 $ 0.2 $ 0.4 $ 0.5 Less: Taxes @ 0.0% 0.0 0.0 0.0 0.0 0.0 Net Income $ 0.0 $ 0.2 $ 0.2 $ 0.4 $ 0.5 Net Income Margin % 4.3% 25.1% 24.3% 37.7% 40.4% Source: Projections are based on the Reserve Report from Ryder Scott dated as of February 2, 2011.

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